UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2024

EXP WORLD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38493	98-0681092
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2219 Rimland Drive, Suite 301, Bellingham, WA	98226
(Address of principal executive offices)	(Zip Code)

(360) 685-4206
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	EXPI	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01Regulation FD Disclosure

On January 17, 2024, a putative class action complaint under the caption Gael Fierro et al. v. The National Association of Realtors, et al. (the “Fierro Action”) was filed in the United States District Court for the Central District of California, naming as defendants The National Association of Realtors, certain regional Realtor associations, certain regional multiple listing services, certain real estate brokerages, franchisors and real estate brokerage owners, including eXp World Holdings, Inc. (the “Company”) and several of its subsidiaries.  The Fierro Action complaint alleges that defendants conspired to restrain trade by causing certain home sellers to pay buyer broker fees and inflated commissions on the sale of homes all in violation of federal and California antitrust laws and in violation of California unfair competition laws. The putative class representatives seek to represent classes of sellers in Los Angeles County, Madera County, Fresno County, Merced County, and Mariposa County, who used a listing broker affiliated with the defendants in the sale of a home listed on an MLS and who paid a commission to a buyer’s broker in connection with the sale of the home from January 17, 2020, through the present. Plaintiffs, on behalf of themselves and the putative classes, seek a permanent injunction enjoining the defendants from requiring that sellers pay the buyer broker, continuing to restrict competition among buyer brokers and seller brokers and engaging in conduct determined to be unlawful.  Plaintiffs, on behalf of themselves and the putative classes, also seek an award of declaratory relief, damages and/or restitution in an amount to be determined at trial, pre-and post-judgment interest and attorneys’ fees, expenses and costs of suit.

On January 18, 2024, a putative class action complaint under the caption Willsim Latham, LLC, et al. v. MetroList Services, Inc., et al. (the “Latham Action”) was filed in the United States District Court for the Eastern District of California, Sacramento Division, naming MetroList Services, Inc., certain regional Realtor associations, and certain real estate brokerages and brokerage owners as defendants, including the Company.  The Latham Action complaint alleges that defendants conspired to restrain trade by causing certain home sellers to pay buyer broker fees and inflated commissions on the sale of homes all in violation of federal and California antitrust laws and in violation of California unfair competition laws. The Latham Action complaint also alleges that Defendants were unjustly enriched due to their purported unlawful agreements and scheme. The putative class representative seeks to represent a class of persons and entities who paid a buyer broker commission in connection with the sale of residential real estate listed on the MetroList multiple listing service from January 18, 2020, through the present. Plaintiff, on behalf of itself and the putative class, seeks a permanent injunction enjoining the defendants from requiring that sellers pay the buyer broker, continuing to restrict competition among buyer brokers and seller brokers, and engaging in conduct determined to be unlawful as well as any other appropriate injunctive relief under California’s unfair competition law. Plaintiff, on behalf of itself and the putative class, also seeks an award of declaratory relief, actual damages trebled in an amount to be determined at trial, restitutionary disgorgement, pre-and post-judgment interest and attorneys’ fees, expenses and costs of suit.

On January 18, 2024, a putative class action complaint under the caption Kevin McFall v. Canadian Real Estate Association, et al. (the “McFall Action”) was filed in the Federal Court of Canada, naming the Canadian Real Estate Association, certain regional Realtor associations, certain regional real estate broker associations, and certain real estate brokerages and brokerage owners as defendants, including “eXp Realty”.  The McFall Action complaint alleges that defendants conspired to fix, maintain, increase, or control the price for the supply of buyer brokerage services for residential real estate in violation of Canadian antitrust laws. The putative class representative seeks to represent a nationwide class of persons who sold residential real estate listed on a multiple listing service owned and operated by a Regional Real Estate Defendant, as such term is defined in the McFall Action complaint, from March 11, 2010, through the present. Plaintiff, on behalf of itself and the putative class, seeks an award of declaratory relief, general and special damages, pre-and post-judgment interest and attorneys’ fees, expenses and costs of investigation and suit.

The Company believes that additional antitrust litigation may be possible. The Company cannot provide any assurances that results of such litigation will not have a material adverse effect on its business, results of operations or financial condition.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

eXp World Holdings, Inc.
(Registrant)

Date: January 23, 2024	/s/ James Bramble
James Bramble
Chief Legal Counsel